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                                                                  EXHIBIT 2



                             STOCKHOLDERS AGREEMENT

                  THIS AGREEMENT (this "AGREEMENT") is made as of October 1, 1998, between Gerald Stevens, Inc., a Delaware corporation (the "COMPANY"), New River Capital Partners, a Delaware limited partnership ("NEW RIVER"), the Persons listed as "Co-Investors" on Exhibit A attached hereto (the "CO-INVESTORS") and the stockholders (each, a "FOUNDING COMPANY STOCKHOLDER") of each company (each a "FOUNDING COMPANY") being acquired by the Company on the date hereof, whether by purchase of stock or assets. New River, the Co-Investors and the Founding Company Stockholders are sometimes referred to herein collectively as "STOCKHOLDERS" and individually as a "STOCKHOLDER." Stockholders shall also include Persons who become parties to this Agreement after the date hereof in accordance with the terms hereof. Certain capitalized terms used herein are defined in paragraph 7 hereof.

                  WHEREAS, New River and the Co-Investors currently own all of the issued and outstanding shares of the Company's Common Stock, par value $.01 per share (the "COMMON STOCK").

                  WHEREAS, the Company has agreed to issue the Founding Company Stockholders shares of the Common Stock pursuant to acquisition agreements by and among the Company and each of the Founding Companies, the purchase of which was a condition to and a part of, the transaction whereby the Founding Company Stockholders are acquiring such shares of Common Stock.

                  WHEREAS, the Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company's Board of Directors (the "BOARD"), (ii) assuring continuity in the management and ownership of the Company and (iii) limiting the manner and terms by which the Common Stock may be transferred.

                  NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

                  1. BOARD OF DIRECTORS.

                  (a) From and after the date hereof and until the provisions of this paragraph 1 cease to be effective, each holder of Stockholder Shares shall vote all of his or its Stockholder Shares which are voting shares and any other voting securities of the Company over which such Person has voting control and shall take all other reasonably necessary or desirable actions within his or its control (whether in his or its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all reasonably necessary or desirable


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actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

                  (i) the size of the Board, which shall initially be established at five (5), is increased or decreased (but not below five (5)) from time to time as directed by New River;

                  (ii) a number of individuals designated by New River (the "NEW RIVER DIRECTORS") equal to the total number of directorships on the Board less the number of directors required to be elected to the Board pursuant to subparagraph 1(a)(iii) below are elected to the Board at each election of directors; provided that Steven R. Berrard and Thomas C. Byrne shall be New River Directors as long as such Persons are (x) Affiliates of New River and (y) able to serve in such capacity;

                  (iii) one (1) individual (or two (2) if the Board is comprised of nine (9) or more members) designated by the holders of a majority of the Retail Stockholder Shares (the "RETAIL DIRECTOR") is elected to the Board at each election of directors; provided that Kenneth Royer shall serve as the Retail Director for a term of one year beginning on the date hereof;

                   (iv) a New River Director or a Retail Director is removed if, but only if, directed by New River or the holders of a majority of the Retail Stockholder Shares, respectively; and

                   (v) in the event that any New River Director or a Retail Director ceases to serve as a member of the Board during his term of office, the resulting vacancy on the Board is filled by New River or the holders of a majority of the Retail Stockholder Shares, respectively.

                  (b) If any party fails within thirty (30) days of written notice to designate a representative to fill a directorship pursuant to the terms of this paragraph 1, the election of an individual to such directorship shall be accomplished in accordance with the Company's bylaws and applicable law.

                  (c) The Board shall not, without the affirmative vote of the Retail Director(s):

                  (i) make any acquisition or engage in any business such that the Company could reasonably be expected to generate less than 50% of its revenue from sales of cut flowers, floral products and other merchandise at retail floral shops in any fiscal quarter, other than a merger of other business combination with a public company in the floral industry; or



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                  (ii)     engage, in any material respects, in any business
                           outside of the floral or gift industry which is not ancillary or related to the sale of floral products or related merchandise or gifts to customers; or

                  (iii) enter into any transaction with New River or any Affiliate of New River, except as contemplated by the Service Agreement, dated as of May 7, 1998, by and among the Company and an Affiliate of New River.

                  (d) The provisions of this Section 1 shall terminate upon the consummation by the Company of a Public Offering.

                  2. REPRESENTATIONS AND WARRANTIES. Each Stockholder represents and warrants that (i) such Stockholder is the record owner of the number of Stockholder Shares set forth opposite its name on the Capitalization Schedule attached hereto, (ii) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, and (iii) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. No holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

                  3. TRANSFER OF STOCKHOLDER SHARES.

                  (a) RESTRICTION ON TRANSFER OF STOCKHOLDER SHARES. From the date hereof through the earlier to occur of (x) a Public Offering and (y) October 1, 2000 (the "TRANSFER PROHIBITION PERIOD"), no holder of Stockholder Shares shall sell, transfer, assign or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in his or its Stockholder Shares (a "TRANSFER"), except (i) to an Affiliate of such Person, (ii) in the case of New River, to an employee of the Company in connection with the commencement of such person's employment with the Company (each of such Transfers being referred to herein as a "PERMITTED TRANSFER"), or (iii) with the prior written consent of the Company. After the Transfer Prohibition Period, all Transfers of Stockholder Shares (other than Permitted Transfers) shall be subject to the right of first offer set forth in paragraph 3(b) below. After a Public Offering, nothing herein shall prevent any holder of Stockholder Shares from mortgaging, pledging, collaterally assigning or granting a security interest in any Stochkolder Shares without the consent of the Company; provided any such pledge by its terms will be released in the event of any transfer required hereunder.

                  (b) FIRST OFFER RIGHT. If the Transfer Prohibition Period terminates prior to October 1, 2000, then after the end of the Transfer Prohibition Period and prior to October 1, 2000, no holder of Stockholder Shares shall Transfer Stockholder Shares, in a single transaction or in multiple transactions occurring through a broker/dealer on the same trading day, having a market




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value (based on the price at which the Common Stock is then being traded on a national exchange or in the NASDAQ system) of more than $500,000 until 48 hours (during business days) after the delivery of an Offer Notice by the transferor of such Stockholder Shares (the "TRANSFEROR") of a written notice (an "OFFER NOTICE") to the Chief Financial Officer of the Company setting forth the proposed number of Stockholder Shares to be transferred and the proposed price or prices thereof (which may be stated as "market price" or a percentage thereof if the shares are publicly traded). The Company may elect (on behalf of itself or a third party) to purchase all or any portion of the Stockholders Shares specified in the Offer Notice at 95% of the price or prices specified therein by delivering written notice of such election to the Transferor as soon as practical but in any event within 48 hours (during business days) after its receipt of the Offer Notice. If the Company has elected to purchase Stockholder Shares from the Transferor pursuant to the preceding sentence, the transfer of such shares shall be consummated as soon as practical after the delivery of the election notice(s) to the Transferor, but in any event within 10 business days after its receipt of the Offer Notice. If the Company does not elect to purchase all of the Stockholder Shares being offered, the Transferor may, within 30 business days after the expiration of the Election Period and subject to the provisions of subparagraph (c) below, transfer such Stockholder Shares in one or more transactions to one or more third parties, in each case at a price or prices no less than 95% of the price or prices per share specified in the Offer Notice and on other terms no more favorable, in the aggregate, to the transferees thereof than set forth in the Offer Notice. Any Stockholder Shares not transferred within such period shall be reoffered pursuant to this paragraph 3(b) prior to any subsequent Transfer which falls within the provisions of this paragraph 3(b).

                  Any Stockholder Shares Transferred to a third party pursuant to the provisions of this paragraph 3(b) shall no longer be subject to the provisions of this paragraph 3(b).

                  (c) EXCLUSION OF CERTAIN TRANSFERS. This paragraph 3 shall not apply to any Transfer of Stockholder Shares (i) pursuant to the provisions of paragraph 6 below, (ii) to the Company in accordance with a written employment or stock option agreement by and between the Company and such Person, or (iii) in connection with any reorganization, recapitalization, merger or sale of all of the issued and outstanding capital stock of the Company to one or more third parties, in each case which is approved by the Board.

                  4. LEGEND. Each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the transfer of any Stockholder Shares (if such shares remain Stockholder Shares after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF OCTOBER 1, 1998, AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND THE COMPANY'S STOCKHOLDERS, AS SUCH AGREEMENT MAY BE



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                  AMENDED AND MODIFIED FROM TIME TO TIME, WHICH INCLUDES, AMONG
                  OTHER THINGS, A VOTING AGREEMENT AND RESTRICTIONS ON TRANSFER. A COPY OF SUCH STOCKHOLDERS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

                  The Company shall imprint such legend on certificates evidencing Stockholder Shares outstanding as of the date hereof. At the request of a Stockholder following a Public Offering, the legend set forth above shall be removed from each certificate held by such Stockholder upon presentation of the certificate by the holder thereof to the Company and replaced by a legend which does not reference the voting agreement. At the request of a Stockholder following October 1, 2000, the legend set forth above (or the legend modified in accordance with the preceding sentence) shall be removed from each certificate held by such Stockholder upon presentation of the certificate by the holder thereof to the Company.

                  5. TRANSFER. Prior to transferring any Stockholder Shares (other than pursuant to a Sale of the Company) to any Person other than the Company, the transferor shall cause the prospective transferee, if such transferee is not already a party to this Agreement, to execute and deliver to the Company a counterpart signature page to this Agreement in his or its capacity as a Stockholder and a holder of Stockholder Shares (and Retail Stockholder Shares, if applicable). Prior to issuing any shares of Common Stock to any Person, the Company shall use commercially reasonable efforts to cause the proposed transferee of such shares of Common Stock to execute and deliver to the Company a counterpart signature page to this Agreement in his or its capacity as a Stockholder and a holder of Stockholder Shares (and Retail Stockholder Shares, if applicable).

                  6. REGISTRATION RIGHTS.

                  (a) At any time following the date hereof, whenever the Company proposes to register any Common Stock for its own or others account under the Securities Act for a public offering, other than (i) any shelf registration of shares to be used as consideration for acquisitions of addition businesses by the Company, (ii) registrations relating to employee benefit plans and (iii) registrations constituting secondary offerings of shares issued in connection with any acquisitions of businesses or assets, the Company shall give each of the Stockholders written notice of its intent to do so at least 15 days prior to the date of filing of a registration statement with the Commission with respect to such registration. Upon the written request of any of the Stochkolders given within 15 days after receipt of such notice, the Company shall cause to be included in such registration all of the Stockholders Shares which any such Stockholders request be included in such registration; provided that if the proposed offering is a firm commitment underwritten offering and the Company is advised in writing in good faith by any managing underwriter of the securities being offered that the number of shares to be included in such registration is greater than the number of such shares which can be offered without adversely




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affecting the offering, the Company may reduce pro rata the number of shares offered for the accounts of selling stockholders (except the Company) (based upon the number of shares held by each such person) to a number deemed satisfactory by such managing underwriter.

                  (b) REGISTRATION EXPENSES. All expenses incurred in connection with the registrations under Section 6(a) (including all registration, filing, qualification, blue sky, legal printer and accounting fees, but excluding underwriting commissions and discounts), shall be borne by the Company. In connection with registrations under Section 6(a), the Company shall (i) use its best efforts to prepare and file with the Commission as soon as reasonably practicable, a registration statement and all necessary amendments thereto and use its best efforts to cause such registration to promptly become and remain effective until the earlier of (a) such time as all of the shares covered by the registration statement have been disposed of and (b) 120 days after the effective date of the registration statement; provided, that if the Company or the managing underwriter for such offering reasonably and in good faith requires that any participating Stockholder refrain from selling shares at any time during the offering, then such 120-day period shall be extended for the period of time equal to the period for which such Stockholder was required to refrain from selling shares; (ii) use its best efforts to (x) register and qualify the Stockholder Shares covered by the registration statement under applicable state securities laws as the holders and the managing underwriter(s) shall reasonably request for the distribution of the Stockholder Shares and (y) cause the shares to be listed on the exchange (or in the NASDAQ system) on which the Common Stock are traded; and (iii) take such other actions as are reasonably and necessary to comply with the requirements of the Securities Act and the regulations thereunder.

                  (c) UNDERWRITING AGREEMENT. In connection with each registration pursuant to Section 6(a) covering a underwritten registered public offering, the Company and each participating Stockholder agree to enter into a written agreement with the managing underwriters in such form and containing such provisions as are customary in the securities business for such an arrangement between such managing underwriters and companies of the Company's size and investment stature, including reasonable and customary indemnification provisions.

                  (d) RULE 144(k). Notwithstanding any other provision of this
Section 6, the Company shall not be obligated to register Stockholders Shares held by any Stockholder at any time when the resale provisions of Rule 144(k) (or any successor provision) promulgated under the Securities Act are available to such Stockholders for such shares.

                  (e) HOLDBACK AGREEMENT. In consideration of the granting of each Stockholder of the registration rights under this Section 6 and if requested by the managing underwriter, each Stockholder agrees that, until October 1, 2000, he, she, or it will not sell, transfer or otherwise dispose of, including without limitation through put or short sale arrangements, any Stockholder Shares (other than Stockholder Shares included in such underwritten registration pursuant to the terms of this Section 6) during the period from the effective date of the registration statement




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through the 90th day following the effective date of such registration, provided, that: (i) all directors, executive officers and holders of more than five percent of the outstanding Stockholder Shares agree to the same or more restrictive restrictions; and (ii) with respect to the first public offering of Stockholders Shares following the IPO, the Stockholder shall have been afforded a meaningful opportunity to include shares in such registration after giving effect to any reduction by reason of underwriters' advice.

                  7. DEFINITIONS.

                  "AFFILIATE" means, with respect to any Person, directly or indirectly controlling, controlled by or under common control with such Person and (i) in the case of any Person that is a partnership, any general or limited partner of such partnership, and (ii) in the case of any Person that is an individual, such individual's Family Group.

                  "COMMISSION" means the Securities Exchange Commission (and any successor regulatory body thereto).

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "FAMILY GROUP" means, with respect to any individual, such individual's spouse, parents, siblings, grandparents and descendants of such individuals (whether natural or adopted) and any trust solely for the benefit of the individual and/or the individual's spouse and/or descendants or limited partnership or limited liability company as to which the individual and/or the individual's spouse and/or descendants are the sole partners or members or siblings.

                  "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "PUBLIC OFFERING" means (x) means an offering of the Common Stock underwritten by one or more investment banks and sold pursuant to a registration statement filed by the Company pursuant to the Securities Act (an "IPO"), or (y) the merger of the Company with and into any Person whose equity securities are registered with the Commission under the Exchange Act (a "PUBLIC COMPANY") where the Public Company is the surviving corporation of such merger.

                  "RETAIL STOCKHOLDER SHARES" means the Stockholders Shares issued to all Persons in connection with the sale by such Persons of one or more Retail Stores to the Company (whether by merger, sale of stock or sale of assets).

                  "RETAIL STORES" means any retail store, the principal business of which is to sell cut





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flowers to the public.

                  "SALE OF THE COMPANY" means the sale of the Company pursuant to which one or more Persons acquire (i) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company's board of directors (whether by merger, consolidation or sale or transfer of the Company's capital stock) or (ii) all or substantially all of the Company's assets determined on a consolidated basis.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

                  "STOCKHOLDER SHARES" means (i) any Common Stock purchased or otherwise acquired by any Stockholder (whether or not subsequently Transferred),
(ii) any Common Stock issued or issuable with respect to the securities referred to in clauses (i) and (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

                  8. DISTRIBUTIONS UPON SALE OF THE COMPANY. In the event of a Sale of the Company, each holder of Common Stock shall receive in exchange for the shares of Common Stock held by such Person the same portion of the aggregate consideration from such sale or exchange that such Person would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company's Certificate of Information as in effect immediately prior to such sale or exchange. Each holder of Stockholder Shares shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from such sale or exchange as requested by the Company.

                  9. INITIAL PUBLIC OFFERING. In the event that the Board approves an IPO, each holder of Stockholder Shares shall (subject to any agreement between the Company and such holder of Stockholder Shares) take all necessary or desirable actions reasonably requested by the Company (and, if the Public Offering is an underwritten public offering of the Common Stock pursuant to a registration statement filed by the Company with the Commission in accordance with the Securities Act, the managing underwriters) in connection with the consummation of the Public Offering.

                  10. TRANSFERS IN VIOLATION OF AGREEMENT. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

                  11. AMENDMENT AND WAIVER. This Agreement may only be amended or modified, and compliance with any provision hereof by any Person may only be waived, with the prior written consent of the Company, the holders of a majority of the Stockholder Shares and




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the holders of a majority of the Retail Stockholders Shares. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                  12. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  13. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  14. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them.

                  15. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                  16. REMEDIES. The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

                  17. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the schedules hereto and to any




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subsequent holder of Stockholder Shares subject to this Agreement at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company's address is:

                           Gerald Stevens, Inc.
                           One Financial Plaza, 11th Floor
                           Ft. Lauderdale, FL 33394
                           Attn: President

                  18. GOVERNING LAW. THE CORPORATE LAW OF THE STATE OF DELAWARE SHALL GOVERN ALL ISSUES AND QUESTIONS CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS. ALL OTHER ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA.

                  19. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.



                                    * * * * *




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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the day and year first above written.





                                   GERALD STEVENS, INC.



                                   /s/ Gerald R. Geddis
                                   --------------------------
                                   By: Gerald R. Geddis
                                   Its: President

                                   NEW RIVER CAPITAL PARTNERS

                                   By:  B&B Management Partners, L.P.
                                   Its: General Partner

                                        By: Greyhawk Investments, Inc.
                                        Its: Administrative General Partner


                                        /s/ Thomas C. Byrne
                                        ------------------------
                                        By: Thomas C. Byrne
                                        Its: President


                                   /s/ Gerald R. Geddis
                                   -----------------------------------
                                   Gerald R. Geddis




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